Exhibit 10.5

FORM OF

RESTRICTED STOCK AGREEMENT

UNDER THE 2007 CARE INVESTMENT TRUST INC. EQUITY PLAN

Name of Grantee:

<<Name>>

Social Security No.:

<<SSN>>

No. of Shares:

___________ Shares of Common Stock

Grant Date:

[Effective Date of IPO]

Vested Shares

(from continuous employment):

All Shares shall vest on [3 years after Effective Date of IPO]

This Restricted Stock Agreement (the “Agreement”) is between Care Investment Trust Inc., a Maryland corporation (the “Company”), and you, the Grantee named above, as an employee of CIT Healthcare LLC, the manager of the Company pursuant to a management agreement (the “Manager”).

This Agreement is effective as of the date of grant indicated above (the “Grant Date”), but is fully conditioned upon the closing of the Company’s initial public offering of its Common Stock (as defined below) pursuant to that certain Registration Statement on Form S-11 (Registration No. 333-141634) (“IPO”) as well as remaining employed by the Manager on the Grant Date.

The Company wishes to award to you a number of shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), subject to certain restrictions as provided in this Agreement, in order to carry out the purposes of the 2007 Equity Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.

Award of Restricted Stock.

The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock for that number of shares of Common Stock indicated above (the “Shares”), on the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan.

2.

Rights with Respect to the Shares.

With respect to the Shares, you shall be entitled effective as of the Grant Date to exercise the rights of a shareholder of Common Stock of the Company, including the right to vote the Shares and the right, subject to Section 9(b) below, to receive dividends on the Shares, unless and until the Shares are forfeited under Section 4 below.  Notwithstanding the foregoing, you shall be subject to the transfer restrictions in Section 7.  Your rights with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested under this Agreement (the “Restricted Period”).

3.

Scheduled Vesting.

Subject to the terms and conditions of this Agreement, Shares shall become vested in the amount or amounts set forth herein if you remain continuously employed by the Manager from the Grant Date until the respective date or dates described above in this Agreement.  Vesting or becoming vested entitles you to transfer your Shares, and to retain your Shares after termination of employment with the Manager.  Shares that vest under this Agreement are referred to as “Vested Shares.”  For purposes of this Agreement, employment by the Manager means employment with parent or subsidiary of the Manager or any other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Manager.

4.

Effect of Termination of Employment.

Your rights to Shares that become Vested Shares shall not be subject to forfeiture.  Your rights to Shares that are not Vested Shares shall be immediately and irrevocably forfeited upon your termination of employment with the Manager, including the right to vote such Shares and the right to receive cash dividends on such Shares as provided in Section 9(b) of this Agreement.  However, in the event that your termination of employment with the Manager occurs due to your death, Disability, Retirement, or due to a Reduction in Force Termination, any unvested Shares shall become Vested Shares.

“Employment” covered under this Agreement shall mean the performance of bona fide services for the Manager.  Your employment by the Manager shall not be deemed to have terminated if you take any military leave, sick leave, or other bona fide leave of absence approved by the Manager, as applicable, regardless of whether pay is suspended during such leave.

A “Reduction in Force Termination” shall mean the termination your employment by the Manager, or by any parent or subsidiary of the Manager or any other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Manager, as a result of a reduction in force, corporate down-sizing, change in operations, permanent facility relocation or closing, or other job elimination.

“Disability” shall have the meaning as defined under the Manager’s long-term disability plan or policy that covers you, or, in the event that the Manager has no long-term disability plan or policy covering you, "Disability" shall have the same meaning as defined under Section 409A of the Code.

“Retirement” means either (a) your employment termination with the Manager’s consent on or after attaining your “Normal Retirement Age”; or (b) your employment termination with the Manager’s consent upon (i) completing at least a 10-year “Period of Benefit Service” and (ii) having either (A) attained age 55, or (B) incurred an “Eligible Termination” and, at the time of such “Eligible Termination,” having attained age 54.  The terms “Normal Retirement Age,” “Period of Benefit Service,” and “Eligible Termination,” shall have the meanings as defined in the CIT Group Inc. Retirement Plan effective January 1, 2001 (the “Retirement Plan”).  You are eligible for Retirement under this Award, whether or not you participate in the Retirement Plan.

5.

Effect of a Change in Control.

If the Company experiences a Change in Control (as defined in the Plan) prior to the time that any outstanding Shares have vested, such unvested Shares shall immediately vest upon the effective date of the Change in Control.

6.

Effect of Termination of Management Agreement.

If the management agreement between Care and the Manager is terminated or not renewed other than for Cause (as such term shall be defined in the management agreement), any outstanding Shares that are not then Vested Shares shall become immediately vested.  If the management agreement is terminated or not renewed for Cause (as such term shall be defined in the management agreement) any outstanding Shares that are not then Vested Shares shall become immediately forfeited.

7.

Transfer Restrictions.

Notwithstanding anything to the contrary in this Agreement, the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by you (collectively, the “Transfer Restrictions”) during the period commencing on the Grant Date and terminating at the end of the Restricted Period.  The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the Transfer Restrictions shall lapse with respect to any Shares, or to remove any or all such restrictions, whenever the Committee may determine that such action is appropriate by reason of any changes in circumstances occurring after the commencement of the Restricted Period.

No transfer by will or the applicable laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

8.

Issuance and Custody of Certificates.

(a)

The Company shall cause the Shares to be issued in your name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  The Shares shall be restricted from transfer during the Restricted Period and shall be subject to an appropriate stop-transfer order.  If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.

(b)

If any certificate is issued, you shall be required to execute and deliver to the Company a stock power or stock powers relating to the Shares.

(c)

Upon vesting, the Company shall promptly cause your Vested Shares (less any Shares that may have been withheld to pay taxes) to be delivered to you, free of the restrictions and/or legend described in Section 8(a) hereof, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as applicable.

9.

Distributions and Adjustments.

(a)

If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company without additional consideration paid to the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

(b)

Any dividends declared by the Company on Shares of Common Stock shall be paid to any Shares of Restricted Stock as and when such dividends are paid to holders of Common Stock, and shall not be accumulated by the Company during any Restricted Period.

10.

Taxes.

(a)

You acknowledge that you will consult with your personal tax advisor regarding the federal, state and local tax consequences of the grant of the Shares, payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement.  You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents.  You understand that you are responsible for your own tax liability that may arise as a result of this grant of the Shares or any other matters related to this Agreement.  You understand that Section 83 of the Code treats as taxable ordinary income the fair market value of the Shares as of the date the Shares vest hereunder.  Alternatively, you understand that you may elect to be taxed at the time the Shares are granted rather than when the Shares vest hereunder by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date.

(b)

In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are your sole and absolute responsibility, are withheld or collected from you at the minimum required withholding rate.

(c)

In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares (including property attributable to the Shares described in Section 9(b) above) by:

(i)

delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company),

(ii)

having the Company withhold a portion of the Vested Shares having a Fair Market Value equal to the amount of such taxes, or

(iii)

delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes.  The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share.  Your election must be made on or before the date that the amount of tax to be withheld is determined.

11.

General Provisions.

(a)

Interpretations.  This Agreement is subject in all respects to the terms of the Plan.  A copy of the Plan is available upon your request.  Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern.  Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b)

No Right to Employment.  Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company, a subsidiary of the Company or the Manager.  In addition, the Company, a subsidiary of the Company or the Manager, as applicable, may at any time dismiss you from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c)

Securities Matters.  The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d)

Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e)

Saving Clause.  If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(f)

Section 409A.  Shares of Restricted Stock are not subject to Section 409A of the Code.  Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of this Award Agreement contravenes Section 409A or could cause you to incur any tax, interest or penalties under Section 409A, the Board of Directors or the Committee, as applicable, may, in its sole discretion, and without your consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A.  This Section 11(f) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Shares of Restricted Stock will not be subject to taxes, interest and penalties under Section 409A.

(g)

Governing Law.  The internal law, and not the law of conflicts, of the State of Maryland will govern all questions concerning the validity, construction and effect of this Agreement.

(h)

Notices.  You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Care Investment Trust Inc.
c/o CIT Healthcare LLC
505 Fifth Avenue, 6th Floor

New York, New York 10017
Attn:

[            ]

(i)

Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives.  The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

12.

Refusal of Award.

If you desire to refuse this Award, you must notify the Company in writing no later than thirty (30) days after receipt of this Agreement.  Your acceptance of this Award shall constitute your acceptance of all the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.

CARE INVESTMENT TRUST INC.

By:  _______________________________________

Its:

_______________________________________